Amarantus Announces Positive Analytical Performance Data for LymPro Test® for Alzheimer’s Disease

BD Biosciences’ Custom Technology Team successfully implements LymPro SOPs

Sunnyvale Calif., October 14, 2013 – Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today announced positive analytical performance data for the LymPro Test®, the Company’s flagship blood test for Alzheimer’s disease. The data produced begins the process necessary to establish long-term analytical performance to support commercial launch in the 2nd half of 2014, and allows the Company to start focusing on the clinical performance data package the Company believes will be required for a successful product launch.

“This data set begins the process of demonstrating that the assay, in our hands, is running to the same standards that were in place when positive clinical performance data was obtained and published,” said Gerald E. Commissiong, President & CEO of Amarantus. “Now that we are establishing an assay with suitable analytical performance characteristics, we have begun the process of looking towards the clinical performance data we believe will ultimately determine the commercial success of LymPro. We believe LymPro has the potential to become a critical component in the diagnosis paradigm of Alzheimer’s disease worldwide.”

LymPro diagnoses Alzheimer’s disease by evaluating the response of peripheral blood lymphocytes (PBLs), derived from whole blood, to a mitogenic stimulation that initiates activation of the cell-cycle. In healthy individuals, when PBLs are stimulated with pokeweed mitogen (PWM) or phytohaemagglutinin (PHA), the biomarker CD69 is increased as a response to the inappropriate initiation of the cell-cycle process that is subsequently halted by healthy cellular mechanisms. However, in patients with Alzheimer’s disease, the biomarker CD69 is not increased as PBLs enter the cell cycle inappropriately and are not halted due to dysfunctional cellular mechanisms that are hypothesized to be at the root of Alzheimer’s disease. Several independent peer-reviewed studies have supported the hypothesis that human PBLs are an excellent surrogate for human brain neurons when assessing cell cycle and function, making PBLs a potentially ideal minimally-invasive biospecimen for the diagnosis of Alzheimer’s. The Company has created a whitepaper for LymPro that is available on the Company’s website that further explains this phenomenon.

The data produced by the Custom Technology Team at BD in this study demonstrates that CD69 was increased in response to mitogenic stimulation with both PWM and PHA across all control samples. Amarantus is now in a position to embark, on long-term stability controls of the assay to ensure commercially-acceptable reproducibility, as well as enter into agreements with leading clinical sites to obtain additional clinical performance data for LymPro. The Company expects to be in a position to submit the necessary data package to CLIA to support the intended use statement “aid in the diagnosis of Alzheimer’s disease,” and commercial launch of LymPro in the second half of 2014 as a Laboratory-Developed Test (LDT) through CLIA.

“These results are the first data Amarantus has obtained under its control that will allow the Company to initiate the analytical performance package (APP) necessary to successfully support the commercial launch of LymPro as a diagnostic blood test for Alzheimer’s disease,” said Adam J. Simon, PhD, corporate advisor to Amarantus. “Going forward, we are going to be heavily focused on mitigating any potential variability of the assay and establishing long-term reproducibility of the assay, via the APP, as we embark on the clinical performance planning aspects of the LymPro development plan with world class clinical investigators and clinical sites. We will be keenly focused on generating biomarker data which correlates LymPro results with other more expensive or invasive diagnostic tests, such as PET Amyloid imaging and/or lumbar puncture (Amyloid Beta and Tau) that have become standard tools in advanced Alzheimer’s research centers worldwide.”

About Amarantus

Amarantus is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson's disease, Alzheimer’s disease, Traumatic Brain Injury, and other human diseases. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test (“LymPro Test®”) for Alzheimer’s disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease (“NuroPro”) and the discovery of neurotrophic factors (“PhenoGuard”). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Investor/Media Contacts

Russell Miller, Director of Investor Relations

Amarantus Bioscience Holdings, Inc.

408.737.2734 x 109

ir@amarantus.com